FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

This First Amendment to the Distribution Agreement (this “First Amendment”) is made as of January 20, 2026, by and among the INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), and FIRST TRUST PORTFOLIOS L.P., an Illinois limited partnership (the “Distributor”) and together with the Trust, each a “Party” and collectively the “Parties”).

WHEREAS, the Parties entered into a Distribution Agreement effective as of September 3, 2024 (the “Agreement”) where Distributor is retained as the principal underwriter in connection with the offering and sale of the Shares (including any Class thereof) of each series in the Trust listed on Exhibit A to the Agreement (each a “Fund” and collectively the “Funds”);

WHEREAS, the Parties would like to update Exhibit A to the Agreement to add the WCM Select Global Growth Fund and to remove WCM Focused Global Growth Fund (WCMGX, WFGGX), WCM International Equity Fund WCMMX, WESGX), WCM Developing World Equity Fund (ticker symbol: WCMDX, WCMUX) and WCM Quality Dividend Growth Fund (ticker symbol: WCMYX, WQDGX) and WCM SMID Quality Value Fund (ticker symbol: WCMFX/WCMJX) from Exhibit A;

WHEREAS, pursuant to Section 15(a), the Agreement may be amended at any time by mutual consent of the Parties; provided that such consent on the part of the Trust, on behalf of a Fund, shall be approved (i) by the Board or by vote of a majority of the votes which may be cast by shareholders of the Fund and (ii) by a vote of a majority of the Board who are not interested persons of the Distributor or the Trust cast in person at a meeting called for the purpose of voting on such approval;

NOW THERFORE, in consideration of the premises and the mutual agreements and agreements hereinafter contained, the parties hereto hereby agree as follows:

1.	Exhibit A is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

2.	The parties agree that this First Amendment shall not in any way amend, modify or otherwise affect any other rights, remedies, powers and privileges of the parties under the Agreement, which shall remain in full force and effect.

3.	This First Amendment may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this First Amendment) will have the same legal effect hereunder as originals.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have caused this First Amendment to be executed as of the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST,

On behalf of the Funds

By:	/s/ Evan Robledo

Name:	Evan Robledo

Title:	Assistant Treasurer

FIRST TRUST PORTFOLIOS L.P.

By:	/s/ James M. Dykas

Name:	James M. Dykas

Title:	Chief Financial Officer

Exhibit A

The Funds

WCM Focused International Growth Fund (ticker symbol: WCMIX, WCMRX)

WCM Focused Emerging Markets Fund (ticker symbol: WCMEX, WFEMX)

WCM Focused Emerging Markets ex China Fund (ticker symbol: WCMWX, WCFEX)

WCM Focused International Opportunities Fund (ticker symbol: WCMOX, WCFOX)

WCM International Small Cap Growth Fund (ticker symbol: WCMSX)

WCM Small Cap Growth Fund (ticker symbol: WCMLX, WCMNX)

WCM China Quality Value Fund (ticker symbol: WCMCX, WCQGX)

WCM Focused International Value Fund (ticker symbol: WCMVX, WLIVX)

WCM Mid Cap Quality Value Fund (ticker symbol: WCMAX, WMIDX)

WCM Select Global Growth Fund (ticker symbol: WCSGX, WSGGX)